UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2007

SYNUTRA INTERNATIONAL, INC.

DELAWARE	000-5061	13-4306188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Boulevard, Suite 500
Rockville, Maryland 20850
(Address of principal executive offices)

Registrant’s telephone number, including area code: 301-840-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 19, 2007, Synutra International, Inc. (the “Company”), Liang Zhang, and Xiuqing Meng, on the one hand, and ABN AMRO Bank N.V., Hong Kong branch (“ABN”), on the other hand, entered into a Loan Agreement (the “Loan Agreement”) pursuant to which ABN agreed to make loans (the “Loans”) to the Company for a period of sixty days from the closing of Loan Agreement (the “Closing”) up to $35,000,000 (the “Commitment Amount”). The principal amount, and any unpaid accrued interest thereon, is due on October 19, 2007 (the “Maturity Date”). The Loans may be prepaid without penalty prior to the Maturity Date. The Loans bear interest at the one-month London interbank offered rate for deposits in US dollars plus 2.5% with interest payable on the last day of each month. The Company is required to pay to ABN a commitment fee of 1% on the daily amount of the unused Commitment Amount. The Loans are secured by a pledge of 25,000,000 shares of the Company’s Common Stock owned by Beams Power Investment Limited, a British Virgin Islands company, the capital stock of which is beneficially owned by Liang Zhang, the Chief Executive Officer of the Company. Pursuant to the Loan Agreement, Liang Zhang and Xiuqing Meng, Mr. Zhang’s wife, are guaranteeing the Company’s obligations thereunder. The proceeds of the Loans will be used to make investments in one of the Company’s suppliers, Heilongjiang Baoquanling Shen Yuan Dairy, a related party, to fund the construction of new production facilities, to establish a joint venture for the production of Chondroitin, to purchase fixed assets for the production of nutritional food bars, and to establish a joint venture that will offer prenatal diagnostic and genetic testing services.

The Loan Agreement provides for mandatory prepayment upon the occurrence of certain specified events, and contains customary covenants for financings of this type, including restrictions on the incurrence of liens and payment of dividends. The Loan Agreement also contains certain financial covenants, including a requirement to maintain specified leverage and interest coverage ratios. Upon the occurrence of certain events of default, the Company’s obligations under the Loan Agreement may be accelerated and the lending commitments terminated. Such events include (i) failure to pay principal or interest when due, (ii) the breach or failure to perform certain covenants, (iii) the attachment of assets, and (iv) the filing of a petition in bankruptcy.

In addition to the Commitment Fee, pursuant to a USD Facility Side Letter Agreement dated April 19, 2007 (the “Facility Side Letter Agreement”) between the Company and ABN, the Company is obligated to pay a Facility Advisory and Structuring Fee of $350,000 and to issue warrants (“Warrants”) to purchase up to 400,000 shares of the Common Stock of the Company with Warrants to purchase 200,000 shares being issued upon the Closing and the remaining portion of the Warrants to be issued on the earlier of (i) the completion of a private placement of debt or a loan to the Company in an amount sufficient to repay the Loans, and (ii) six months from Closing. The exercise price of the Warrants is the lower of: (a) a 25% discount to the average per share closing price of the Borrower’s common stock quoted on the NASDAQ Global Market for a consecutive period of 30 trading days up to and including the date of the Closing; or (b) a 25% discount to the per share issuance price of shares of common stock issued by the Company in a Qualified Public Offering (as defined in the Warrant Agreement) subsequent to the date of the Closing, excluding any issuance to employees or consultants under any then existing Company plan. The Warrants may be exercised up to the third anniversary of the completion of a Qualified Public Offering. The Warrants are being issued pursuant to a Warrant Agreement among the Company, ABN, and the Bank of New York, as Warrant Agent.

As provided in the Facility Side Letter Agreement, it is contemplated that the Loans will be repaid as soon as practicable through a privately placed senior debt offering arranged by ABN. Pursuant to the Facility Side Letter Agreement, the Company has agreed to pay a cancellation fee of $1,500,000 in the event that the Loans are repaid other than with the proceeds of the refinancing arranged by ABN.

The description of the Loan Agreement and collateral documents set forth herein is qualified in its entirety by reference to the text of such documents filed with this Report as exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included pursuant to Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information included pursuant to Item 1.01 is incorporated herein by reference.

Pursuant to a Registration Rights Agreement dated as of April 19, 2007 (the “Registration Agreement”), between the Company and ABN, the Company has granted to ABN piggyback and demand registration rights with respect to the shares of the Company’s Common Stock issuable upon exercise of the Warrants under the conditions set forth in the Registration Agreement. The Company is prohibited from granting registration rights to a third party which are on parity with or superior to the rights granted under the Registration Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description

4.1 Warrant Agreement dated as of April 19, 2007 among Beams Power Investment Limited, the Company, the Bank of New York as Warrant Agent, and ABN.

4.2 Form of Warrant Certificate

4.3 Registration Rights Agreement dated April 19, 2007 between the Company and ABN.

10.1 Loan Agreement dated as of April 19, 2007 among the Company, Liang Zhang, Xiuqing Meng, and ABN.

10.2 Collateral Agreement dated as of April 19, 2007 among the Company, ABN and Beams Power Investment Limited.

10.3 USD Facility Side Letter Agreement dated April 19, 2007 between the Company and ABN.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2007	SYNUTRA INTERNATIONAL, INC.

	By:	/s/ Weiguo Zhang
Weiguo Zhang, Chief Operating Officer